SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2008 (June 2, 2008)

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 2, 2008, the previously announced sale of Strategic Energy, L.L.C. ("Strategic Energy"), a Delaware limited liability company and an indirect wholly owned subsidiary of Great Plains Energy Incorporated (“Great Plains Energy” or the "Company"), to Direct Energy Services, LLC ("Direct Energy"), an indirect wholly owned subsidiary of Centrica plc ("Centrica"), was completed. The sale was effected pursuant to the Purchase Agreement dated as of April 1, 2008 among Great Plains Energy, Custom Energy, and Direct Energy (the "Purchase Agreement"), a copy of which was attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed April 2, 2008. At closing, Great Plains Energy received $305.3 million in cash, representing the $300 million purchase price plus an estimated working capital adjustment of $5.3 million subject to final adjustment pursuant to the terms of the Purchase Agreement.  In connection with the closing, Great Plains Energy also contributed $14.3 million to Strategic Energy for employee compensation expense incurred relating to amounts associated with Strategic Energy incentive compensation, retention, employment and change in control agreements and plans, and the vesting of restricted stock and performance share awards.

The foregoing description of the transaction is qualified by reference to the full text of the Purchase Agreement and the description contained in the Company's Form 8-K filed April 1, 2008.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 2, 2008, Shahid Malik, who was President and Chief Executive Officer of Strategic Energy and Executive Vice President of the Company, ceased to be an executive officer of the Company due to the effectiveness of his resignation from the Company in connection with the closing of the sale of Strategic Energy described in Item 2.01.  In connection with that closing, Mr. Malik received approximately $3.1 million in cash and became vested in 16,675 shares of Company stock, which cash and vesting are reflected in the employee compensation expense reported in Item 2.01.

Item 9.01	Financial Statements and Exhibits

(b) Pro forma financial information

The required pro forma financial information is attached hereto as Exhibit 99.

(d) Exhibit No.

99	Great Plains Energy Incorporated unaudited pro forma condensed consolidated financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Terry Bassham
Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

Date: June 6, 2008